Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2023, relating to the combined and consolidated financial statements of Hyperfine, Inc. appearing in the Annual Report on Form 10-K of Hyperfine, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
New York, New York
March 22, 2023